Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Delivers Revenue Growth of 43%

to $19.1 million with Expanded Margins and
Earnings per Share of $0.04 in 2022

●	Strong demand for SDP’s flagship Drill-N-Ream® (DNR) wellbore conditioning tool and contract services for the manufacture and refurbishment of drill bits drove annual revenue growth of 43%, or $5.8 million, to $19.1 million

○ Annual tool revenue grew 34% and Contract Services revenue was up 65%

●	Fourth quarter revenue increased $1.3 million, or 33%, to $5.3 million over the prior-year period

●	Strong operating leverage resulted in measurably improved annual operating income of $1.9 million, or 10.1% of sales, compared with an operating loss in 2021; Fourth quarter operating income increased to $701 thousand or 13.3% of sales

●	Achieved net income of $1.1 million, or $0.04 per diluted share in 2022; Fourth quarter earnings were $333 thousand, or $0.01 per diluted share

●	Adjusted EBITDA* margin expanded 500 basis points to 24.7% for the full year and 480 basis points to 25.7% for the fourth quarter

●	Ended the year with $2.2 million in cash and total debt of $1.7 million

●	2023 outlook includes forecasted revenue between $24 million to $27 million and Adjusted EBITDA* of $6.5 million to $7.5 million

*Adjusted EBITDA is a non-GAAP measure. See comments regarding the use of non-GAAP measures and the reconciliation of the fourth quarter GAAP to non-GAAP measures in the tables of this release.

VERNAL, UT, March 10, 2023 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a strong year for SDP as our team continued to execute well to meet increasing demand for our tools and services. We delivered revenue growth of 43%, expanded our margins, and measurably improved the bottom line with net income of nearly $1.1 million, our highest level since becoming a public company,” commented Troy Meier, Chairman and CEO. “We have been building out our team, both domestically and internationally, and have been making important infrastructure investments to not only capture current demand, but to set the stage for our next level of expected growth, particularly within the Middle East where we are building a favorable reputation. In further support of our international goals, we are on track to launch our new service and technology center in that region during the second quarter of 2023. We believe this will provide a number of sustainable benefits, including greater local awareness for talent, provide for rapid response to opportunities, and lower transportation costs given the localized inventory and refurbishment services.”

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

Mr. Meier added, “Equally important to our business and future is the expansion of our contract services, where we continue to successfully meet our long-time legacy customers’ growth in demand. With our domestic facility enhancements and expansion now complete, we are poised to capture new contract service opportunities.”

Fourth Quarter 2022 Review

($ in thousands, except per share amounts; See at “Definitions” the composition of product/service revenue categories.)

	December 31, 2022	September 30, 2022	December 31, 2021	Change Sequential	Change Year/Year

North America	4,529	4,623	3,546	-2.0%	27.7%
International	726	550	405	31.9%	79.2%
Total Revenue	$5,254	$5,173	$3,950	1.6%	33.0%

Tool (DNR) Revenue	3,348	3,343	2,967	0.1%	12.8%
Contract Services	1,906	1,829	984	4.2%	93.8%
Total Revenue	$5,254	$5,173	$3,950	1.6%	33.0%

Revenue growth reflects the continued recovery in the North America oil & gas industry and improving market conditions in the Middle East. Strong demand for the manufacture and refurbishment of drill bits and other related tools for the Company’s long-time legacy customer also reflected improving North America end market conditions.

For the fourth quarter of 2022, North America revenue comprised approximately 86% of total revenue, with remaining revenue all within the Middle East. Revenue in North America grew 28% year-over-year from increased Tool Revenue and strong growth in Contract Services, while International revenue was up 79% on greater DNR penetration.

Fourth Quarter 2022 Operating Costs
($ in thousands, except per share amounts)

	December 31, 2022	September 30, 2022	December 31, 2021	Change Sequential	Change Year/Year

Cost of revenue	$2,163	$2,231	$1,777	-3.0%	21.7%
As a percent of sales	41.2%	43.1%	45.0%
Selling, general, & administrative	$2,062	$1,723	$1,660	19.7%	24.2%
As a percent of sales	39.2%	33.3%	42.0%
Depreciation & amortization	$328	$363	$423	-9.6%	-22.5%
Total operating expenses	$4,553	$4,316	$3,860	5.5%	18.0%
Operating income	$701	$856	$90	-18.1%	675.9%
As a percent of sales	13.3%	16.6%	2.3%
Other (expense) income including income tax expense	$(368)	$(217)	$555	NM	NM
Net income	$333	$639	$645	-47.9%	-48.4%
Diluted income per share	$0.01	0.02	0.02
Adjusted EBITDA(1)	$1,350	$1,525	$827	-11.5%	63.2%
As a percent of sales	25.7%	29.5%	20.9%

(1) Adjusted EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation, and amortization, non-cash stock compensation expense, and unusual items. See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net income (loss) to Adjusted EBITDA.

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

On a year-over-year basis, the Company effectively leveraged its expenses with higher sales volume, despite global inflationary headwinds and an expansion of the Company’s workforce to accommodate for its current and expected demand. On a sequential basis, the increase in the selling, general and administrative expenses largely were due to additional litigation costs in support of the Company’s patent infringement lawsuit.

Depreciation and amortization expense decreased 22.5% year-over-year to $328 thousand due to fully amortizing a portion of intangible assets and fully depreciating manufacturing center equipment.

The 2021 fourth quarter included $707 thousand in other income related to the recovery of a related party note receivable, whereas 2022 did not have a similar benefit.

Full Year 2022 Review
($ in thousands, except per share amounts)

	December 31, 2022	December 31, 2021	$ Change	% Change
Tool (DNR) Revenue	$12,352	$9,244	$3,108	33.6%
Contract Services	6,746	4,092	2,654	64.9%
Total Revenue	$19,098	$13,336	$5,762	43.2%
Operating expenses	17,161	13,923	3,238	23.3%
Operating income (loss)	$1,936	$(587)	$2,523	NM
As a percent of sales	10.1%	-4.4%
Net income (loss)	$1,065	$(530)	$1,595	NM
Diluted income (loss) per share	$0.04	$(0.02)	$0.06	NM
Adjusted EBITDA(1)	$4,720	$2,626	$2,094	79.8%
As a percent of sales	24.7%	19.7%

Revenue was $19.1 million and grew 43% over the prior year as a result of an improved market and increased demand for the DNR, combined with strong demand for the Company’s contract services. Revenue in North America was up 46%, while International growth was 27%.

Operating income measurably improved due to the leverage gained from higher sales volume combined with prudent expense management, while still investing in facilities and people to drive growth domestically and internationally.

Balance Sheet and Liquidity

Cash at year-end was $2.2 million. Net cash generated by operations for the year was $3.5 million compared with $0.5 million in the prior-year period, which reflected higher net income and improved working capital timing, partially offset by an increase in inventory to combat supply chain inefficiencies and in support of the Company’s growth.

Full year 2022 capital expenditures of $3.3 million were related to machining capacity expansion, higher maintenance activities, and an increase in the Company’s Middle East DNR rental tool fleet. The Company expects its capital spending for fiscal 2023 to range between $3.0 million to $3.5 million.

Total debt was down 33% to $1.7 million at December 31, 2022, which largely reflects the final $750 thousand principal payment made on the Hard Rock Note in October.

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

2023 Guidance

Revenue: $24.0 million to $27.0 million

SG&A: $9.0 million to $10.0 million

Adjusted EBITDA(1): $6.5 million to $7.5 million

(1) See “Forward Looking Non-GAAP Financial Measures” below for additional information about this non-GAAP measure.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 a.m. MT (12:00 p.m. ET) to review the results of the quarter and full year and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, March 17, 2023. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13735236 or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

Definitions and Composition of Product/Service Revenue:

Tool (DNR) Revenue is the sum of tool sales/rental revenue and other related tool revenue, which is comprised of royalties and fleet maintenance fees.

Contract Services revenue is comprised of repair and manufacturing services for drill bits and other tools or products for customers.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Forward Looking Non-GAAP Financial Measures

Forward-looking adjusted EBITDA is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2023 and future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth in this presentation may be material.

For more information, contact investor relations:

Deborah K. Pawlowski / Craig P. Mychajluk
Kei Advisors LLC
716-843-3908 / 716-843-3832
dpawlowski@keiadvisors.com / cmychajluk@keiadvisors.com

FINANCIAL TABLES FOLLOW.

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2022	2021	2022	2021
Revenue
North America	$4,528,513	$3,545,648	$16,917,259	$11,619,593
International	725,623	404,821	2,180,428	1,716,556
Total revenue	$5,254,136	$3,950,469	$19,097,687	$13,336,149

Operating cost and expenses
Cost of revenue	2,163,091	1,777,130	8,330,877	5,618,844
Selling, general, and administrative expenses	2,062,120	1,660,386	7,326,384	6,200,522
Depreciation and amortization expense	327,825	422,733	1,503,976	2,103,534
Total operating costs and expenses	4,553,036	3,860,249	17,161,237	13,922,900
Operating income (loss)	701,100	90,220	1,936,450	(586,751)

Other (expense) income
Interest income	12,955	81	26,675	228
Interest expense	(161,917)	(125,593)	(572,624)	(539,390)
Recovery of related party note	-	707,112	-	707,112
Gain / (Loss) on sale or disposition of assets	(1,550)	939	-	(249)
Impairment of Asset	(130,375)	-	(130,375)	-
Total other expense	(280,887)	582,539	(676,324)	167,701
Income (loss) before income taxes	420,213	672,759	1,260,126	(419,050)
Income tax expense	(87,117)	(27,875)	(194,969)	(110,751)
Net income (loss)	$333,096	$644,884	$1,065,157	$(529,801)

Basic income earnings per common share	$0.01	$0.02	$0.04	$(0.02)

Basic weighted average common shares outstanding	29,245,080	27,833,559	28,643,464	26,391,538
	.
Diluted income per common Share	$0.01	$0.02	$0.04	$(0.02)

Diluted weighted average common shares outstanding	29,276,716	27,833,559	28,675,100	26,391,538

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$2,158,025	$2,822,100
Accounts receivable, net	3,241,221	2,871,932
Prepaid expenses	367,823	435,595
Inventories	2,081,260	1,174,635
Other current assets	140,238	55,159
Total current assets	7,988,567	7,359,421
Property, plant and equipment, net	8,576,851	6,930,329
Intangible assets, net	69,444	236,111
Right of use Asset (net of amortizaton)	638,102	20,518
Other noncurrent assets	111,519	65,880
Assets held for sale	216,000	-
Total assets	$17,600,483	$14,612,259

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable	$1,043,581	$1,139,091
Accrued expenses	891,793	467,462
Accrued Income tax	351,618	206,490
Current portion of operating lease liability	44,273	13,716
Current portion of long-term financial obligation	74,636	65,678
Current portion of long-term debt, net of discounts	1,125,864	2,195,759
Other current liabilities	216,000	-
Total current liabilities	3,747,765	4,088,196
Operating lease liability	523,375	6,802
Long-term financial obligation, less current portion	4,038,022	4,112,658
Long-term debt, less current portion, net of discounts	529,499	256,675
Deferred Income	675,000	-

Total liabilities	9,513,661	8,464,331
Shareholders’ equity
Common stock - 29,245,080 and 28,235,001 shares issued and outstanding, respectively	29,245	28,235
Additional paid-in-capital	43,943,928	43,071,201
Accumulated deficit	(35,886,351)	(36,951,508)
Total shareholders’ equity	8,086,822	6,147,928

Total liabilities and shareholders’ equity	$17,600,483	$14,612,259

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	For the Twelve Months
	Ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net Income (Loss)	$1,065,157	$(529,801)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	1,503,976	2,103,534
Amortization of right-of-use assets	131,093	-
Share-based compensation expense	873,737	756,743
Loss on disposition of assets	-	249
Impairment on asset held for sale	130,375	-
Amortization of deferred loan cost	18,524	18,522
Changes in operating assets and liabilities:
Accounts receivable	(369,289)	(1,526,310)
Inventories	(906,625)	(143,590)
Prepaid expenses and other noncurrent assets	(62,946)	(338,255)
Accounts payable and accrued expenses	127,274	85,020
Income Tax expense	145,128	100,044
Other current liabilities	216,000	-
Deferred Income	675,000	-
Net Cash Provided By Operating Activities	$3,547,404	$526,156

Cash Flows From Investing Activities
Purchases of propety, plant and equipment	(3,330,206)	(936,718)
Proceeds from sale of fixed assets	-	50,000
Net Cash Provided By (Used In) Investing Activities	$(3,330,206)	$(886,718)

Cash Flows From Financing Activities
Principal payments on debt	(1,694,730)	(1,277,730)
Proceeds received from debt borrowings	997,134	-
Payments on revolving loan	(817,113)	(895,787)
Proceeds received from revolving loan	633,436	1,697,427
Proceeds from issuance of common stock	-	1,697,311
Net Cash Used In Financing Activities	$(881,273)	$1,221,221

Net change in Cash	(664,075)	860,659
Cash at Beginning of Period	2,822,100	1,961,441
Cash at End of Period	$2,158,025	$2,822,100

- MORE -

Superior Drilling Products, Inc. Delivers Revenue Growth of 43% to $19.1 million with Expanded Margins and Earnings per Share of $0.04 in 2022
March 10, 2023

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

	Three Months Ended
	December 31, 2022	December 31, 2021	September 30, 2022
GAAP net income	$333,096	$644,884	$638,731
Add back
Depreciation and amortization	327,825	422,733	362,773
Interest expense, net	148,962	125,512	143,564
Share-based compensation	232,921	226,148	218,217
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	87,117	27,875	44,169
Recovery of related party note receivable	-	(707,112)	-
Impairment of asset	130,375	-	-
Loss on disposition of assets	1,550	(939)	29,381
Non-GAAP adjusted EBITDA(1)	$1,350,046	$827,301	$1,525,035

GAAP Revenue	$5,254,136	$3,950,469	$5,172,545
Non-GAAP Adjusted EBITDA Margin	25.7%	20.9%	29.5%

	Year Ended
	December 31, 2022	December 31, 2021
GAAP net gain (loss)	$1,065,157	$(529,801)
Add back:
Depreciation and amortization	1,503,976	2,103,534
Interest expense, net	545,949	539,162
Share-based compensation	873,737	756,743
Net non-cash compensation	352,800	352,800
Income tax expense	194,969	110,751
Gain on disposition of assets	-	(249)
Impairment of asset	183,452	-
Recovery of related party note receivable	-	(707,112)
Non-GAAP adjusted EBITDA(1)	$4,720,040	$2,625,828

GAAP Revenue	$19,097,687	$13,336,149
Non-GAAP Adjusted EBITDA Margin	24.7%	19.7%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

- END -